CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  WARP 9, INC.


         WARP 9, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

                  "NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article FOURTH thereof so that, as amended, said Article shall read in its entirety as follows:

                           "FOURTH: The total number of shares of stock which this Corporation is authorized to issue shall be Fifteen Million (15,000,000), all of which shall be "Common Stock" with the par value of one cent ($.01) per share."

         SECOND: That thereafter stockholders of the Corporation holding the necessary number of shares as required by statute approved and adopted said amendment by written consent in accordance with the provisions of Sections 228 of the General Corporation Law of the State of Delaware.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Jonathan Lei, its President, on this 19th day of January, 2001.

                                                    /s/ Jonathan Lei
                                                    ----------------------------
                                                    Jonathan Lei, President